UNDERWRITING AGREEMENT

THIS AGREEMENT is entered into as of August 22, 2003, by and between Sage Life Assurance of America, Inc. (Sage Life), a Delaware insurance company, and SL Distributors, Inc. (SLDI), a Connecticut corporation.

                                   WITNESSETH:

WHEREAS, Sage Life is an insurance company licensed to issue variable annuity contracts and variable life insurance policies (Variable Products); and

WHEREAS, Sage Life has registered the separate accounts (Separate Accounts) that are part of the Variable Products with the Securities and Exchange Commission
(SEC) as investment companies under the Investment Company Act of 1940 (1940
Act) and the interests in the Separate Accounts for offer and sale to the public under the Securities Act of 1933 (1933 Act); and

WHEREAS, the offer and sale of Variable Products involve both transactions in securities and transactions in the insurance contracts and policies (Contracts); and

WHEREAS, sales of securities must be effected through registered broker-dealers and sales of Contracts must be effected through licensed insurance companies; and

WHEREAS, SLDI has applied for membership in the National Association of Securities Dealers, Inc. (NASD) and is becoming registered as a broker-dealer with the SEC and with all states in which its activities require it to be so registered; and

WHEREAS, Sage Life is licensed to issue insurance in the states in which its activities require it to be so licensed; and

WHEREAS, SLDI is the wholly-owned subsidiary of Sage Life, formed for the sole purpose of assisting in the distribution of the Sage Variable Products; and

NOW, THEREFORE, in consideration of the mutual agreements and promises contained in this Agreement and other valuable consideration, the receipt of which both parties acknowledge, SLDI and Sage Life agree as follows:


                                   ARTICLE I -
                          APPOINTMENT AND COMPENSATION

A. JOINT AGREEMENT

Sage Life and SLDI agree that they shall participate jointly in the offer and sale of Variable Products under the terms and conditions set forth in this Agreement and that all sales of Variable Products by either of them shall be subject to this Agreement.

B. APPOINTMENT

Sage Life hereby appoints SLDI, and SLIM hereby accepts appointment, as the underwriter of all Variable Products issued by Sage Life (Sage Variable Products) subject to the terms and conditions set forth in this Agreement.

C. RELATIONSHIP

It is understood that, in connection with its duties as underwriter, SLDI shall be an agent for Sage Life only with respect to the sale and redemption of the Variable Products. For all other purposes, SLDI is acting as an independent contractor and not as an agent, employee, partner, joint venturer, affiliate or associate of Sage Life, unless Sage Life specifically designates SLDI as its agent in writing. Any person, who is an officer, director, employee or agent of both Sage Life and SLDI, shall be deemed, when providing services to SLDI or acting on any business of SLDI, to be rendering such services to or acting solely for SLIM and not as an officer, director, employee or agent or one under the control or direction of Sage Life even though paid by Sage Life.

D. DUTIES OF SLDI

As underwriter, SLDI shall be responsible for all transactions in securities that are effected in connection with the offer, sale, transfer and liquidation of the Sage Variable Products. It is understood that no new Sage Variable Products are being offered to the public and that in any event, both SLDI and Sage Life are acting only as wholesalers of the Sage Variable Products. The transactions by SLDI in connection with the Sage Variable Products are expected to involve only negotiating and executing agreements with those third party broker-dealers (Selling Brokers) who may be responsible for offering, transferring, selling, liquidating or servicing existing Sage Variable Products. Neither SLDI nor any of its Registered Representatives shall. have any direct contact with customers other than to respond to or resolve customer service requests or customer complaints from the Selling Brokers.

E. EXPENSES

Sage Life shall be responsible for all costs and expenses that are incurred by either party in connection with the offer and sale of the Sage Variable Products. All other expenses shall be charged to and borne by the party who incurred the expense.

F. REIMBURSEMENT AGREEMENT

Since Sage Life is required to offer and sell its Variable Products through an underwriter registered with the SEC as a broker-dealer and since SLIM has agreed to serve as underwriter of the Sage Variable Products, Sage Life has executed the agreement attached hereto as Exhibit A, with SLDI, to assure that SLDI is able to maintain its minimum net capital during the term of this Agreement. Sage Life agrees to maintain such agreement in force until this Agreement is terminated.


                    ARTICLE II - DUTIES AND RESPONSIBILITIES

A. COMPLIANCE AND SUPERVISION

All activities engaged in by SLDI and Sage Life with respect to this Agreement shall be in compliance with all applicable federal and state securities laws and regulations and all applicable state insurance laws and regulations. Both SLDI and Sage Life have in place and shall maintain systems of compliance and supervision reasonably designed to assure that they and Dual Representatives (as defined below) comply with all applicable securities and insurance laws, statutes, rules, regulations and other requirements applicable to them. Each of them specifically represents that such system includes procedures required by regulatory authorities for maintaining the privacy of nonpublic customer information and for preventing and detecting money laundering and the financing of terrorist activities.

B. REQUIREMENT FOR DUAL REPRESENTATIVES

Sage Life and SLDI agree that if any individual associated with either of them is involved in any transaction in Sage Variable Products or if any such individual receives any compensation in connection with the sale of any Sage Variable Product, such individual (Dual Representative) must be a Registered Representatives of SLDI and must have been properly licensed and appointed by Sage Life to sell the Sage Variable Products. In no event shall any Associated Person of either SLDI or Sage Life be authorized to discuss with customers whether to purchase or sell a Variable Product, provide advice about Variable Products or otherwise participate in a transaction in a Variable Product, unless the Associated Person is a Dual Representative.

C. PAYMENT OF COMMISSIONS

Since insurance laws prohibit the payment of commissions to an entity that is not licensed to sell insurance, all commissions payable in connection with the Sage Variable Products, shall be paid by Sage Life directly to any Selling Brokers earning those commissions and directly to any Dual Representatives. It is understood that all those commissions shall be reflected on the books and records of SLDI as if they had been paid to SLDI, in compliance with SEC and NASD rules and releases concerning sales of Variable Products.

D. CUSTOMER PAYMENTS

Sage Life and SLDI understand and agree that they will only accept payments from customers for the purchase of a Variable Product or for deposit into an existing Variable Product account, that are made payable to Sage Life. Both SLDI and Sage Life have established and currently enforce procedures reasonably designed to prevent accepting any cash payments or any other payments other than those conforming to this requirement.

E. BOOKS AND RECORDS

Each of SLDI and Sage Life shall maintain all books and records relating to transactions in Sage Variable Products to the full extent required by the regulatory authorities to which they are subject. Each shall keep the books and records at their joint office in Stamford, Connecticut.

Each of SLDI and Sage Life shall reflect all transactions in Variable Products on each of their respective books and records to the full extent as if the transactions had been fully effected through each of them.

F. TRAINING

SLDI and Sage Life understand and agree that, during the term of this Agreement, they are jointly responsible for the training of all Dual Representatives in the proper sales practices in connection with the offer and sale of Variable Products, including, but not limited to, compliance with securities and insurance registration and appointment requirements, suitability requirements, prohibitions against switching, churning and improper replacements in connection with the offer and sale of Variable Products.

G. COMPLAINTS

         1.       Notice

         SLDI and Sage Life shall notify the other party immediately if either receives any written complaint, notice of regulatory proceeding or notice of court action involving any Variable Product offered or sold under this Agreement, whether such complaint or notice is from a customer, regulatory authority or other person. If so requested, the party receiving the complaint or notice shall fax the complaint or notice to the other party for their immediate review. Both parties will be responsible for documenting the item on their books and records and reporting any information about the complaint or notice to their respective regulators. SLDI and Sage Life shall each be responsible for compliance with regulatory requirements applicable to each of them with regard to the handling, processing, resolution and reporting of customer complaints. SLDI and Sage Life shall cooperate with each other in order to assist the other in complying with requirements under applicable law, rules or regulations governing the handling, processing and resolution of customer complaints.

          2.      Cooperation

         Each of the parties agrees to cooperate filly in investigating any complaint and/or responding to any action or proceeding and/or in preparing and sending any response by to such complaint.

          3.      Regulatory Investigations and Proceedings

         SLDI and Sage Life shall cooperate filly in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement, and shall make books and records maintained by each of them available for inspection by regulatory authorities to which the other is subject to the extent provided for in this Agreement or required by applicable law, subject to the rights such party may have to the attorney-client privilege or nondisclosure obligations such party may have under applicable confidentiality requirements.

         4.       Right to Indemnification

         It is expressly acknowledged and agreed that the parties may seek indemnification from the other for liabilities arising as a result of customer complaints, regulatory investigations or other proceedings, to the extent consistent with the terms and conditions of this Agreement.

H. ADVERTISING AND SALES MATERIALS

SLDI and Sage Life understand and agree that, during the term of this Agreement, they are each responsible for reviewing and approving all advertising, sales literature, marketing materials, performance data, promotional materials or other written documents or communications with any customers, any other broker-dealers or any member of the public relating to the offer and sale of the Variable Products by SLDI and/or Sage Life. In addition, SLDI and Sage Life understand and agree that each of them shall be responsible for reviewing and approving all of such materials as required by the rules and regulations to which they are subject and for filing any or all of those materials with any regulatory authorities having jurisdiction over them.


                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

A. SLDI

SLDI hereby represents and warrants to Sage Life as follows:

         1.       Due Incorporation and Organization

         SLDI is duly organized and is in good standing under the laws of the state of Connecticut and is fully authorized to enter into this Agreement and to carry out its duties and obligations hereunder.

         2.       Authority and Enforceability

         This Agreement when executed will be duly authorized, executed and delivered by SLDI and will be a valid and binding agreement of SLDI, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (1) bankruptcy, insolvency, moratorium, liquidation, reorganization, or similar laws affecting creditors' rights generally, regardless of whether such enforceability is considered in equity or at law, (ii) general equity principles, and
         (iii) limitations imposed by federal and state securities laws or the public policy underlying such laws regarding the enforceability of indemnification or contribution provisions.

         3.       Registration

         At the time this Agreement becomes effective, SLDI will be a member in good standing of the NASD and will be registered as a broker-dealer with the SEC and with all states in which its activities require it to be so registered. SLDI shall maintain such membership and registrations in effect at all times during which this Agreement is effective; and SLDI will have full power and authority under all applicable regulatory provisions to enter into this Agreement and carry out its obligations hereunder.

         4.       Regulatory Compliance

         SLDI is in compliance with all of the laws, rules and regulations of all regulatory authorities having jurisdiction over it and it shall remain in compliance during the term of this Agreement.

         5.       Disciplinary History

         None of SLDI, its Registered Representatives, its Associated Persons or any of its Affiliates has been:

         a. named in any action by any regulatory or governmental authority affecting its registration, its ability to act as a SLDI or that must be disclosed on Form BD or Form U-4, and no action is currently pending or threatened that if concluded adversely to any of such persons would result in any restriction or limitation on their respective registrations or their ability to act as a regulated person or which would require disclosure on their respective Form BD or Form U-4's;

         b.       convicted of any felony; or

         c. convicted of any misdemeanor that involves the taking of property or the providing of false information;

         and no action has been filed or threatened against any of such parties alleging any such activity;

         6.       Notification

         SLDI shall notify Sage Life immediately if

         a. any action is brought against SLDI or any of its Registered Representative seeking to revoke or suspend any of their respective registrations to offer and sell securities in any jurisdiction in which they are currently registered; or

         b. SLDI receives notice of the filing of any action that, if concluded adversely to it, would result in a change to any of the representations listed above.

         7.       Advertising and Sales Materials

         Neither SLDI nor any of its Associated Persons shall use any advertising, sales literature, marketing materials, performance data, promotional materials or other written document or communication with any customer, any other broker-dealer or any member of the public, that uses the name of Sage Life unless those materials have been approved, in advance, by Sage Life and unless those materials have been filed and approved in every jurisdiction in which such filing and approval is required.

         8.       Best Efforts

         At all times during the term of this Agreement, SLDI shall use its best judgment and effort in carrying out its obligations hereunder and shall comply with all of its representations, warranties, obligations and duties contained in this Agreement.

B. REPRESENTATIONS AND WARRANTIES OF SAGE LIFE

Sage Life hereby represents and warrants to SLDI as follows:

         1.       Due Incorporation and Organization

         Sage Life has been duly incorporated and is in good standing under the laws of the state of Delaware and is fully authorized to enter into this Agreement and carry out its obligations hereunder.

         2.       Authority and Enforceability

         This Agreement when executed will be duly authorized, executed and delivered by Sage Life and will be a valid and binding agreement of Sage Life, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, moratorium, liquidation, reorganization, or similar laws affecting creditors' rights generally, regardless of whether such enforceability is considered in equity or at law, (ii) general equity principles, and (iii) limitations imposed by federal and state securities laws or the public policy underlying such laws regarding the enforceability of indemnification or contribution provisions.

         3.       Insurance Laws

         The Contracts sold to purchasers, when accepted by Sage Life, will constitute legal, valid and binding obligations of Sage Life, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws and principles of equity relating to or affecting the enforcement of creditors' rights.

         4.       Securities Laws

         The separate accounts (Separate Accounts) underlying Sage Variable Products have been registered as investment companies under the 1 940 Act and interests in each Separate Account have been registered or qualified for offer and sale to the public under the 1933 Act. Such registrations or qualifications will be kept in effect during the term of this Agreement.

         5.       Antifraud

         The most current registration statements for the Separate Accounts, including the prospectuses and Statements of Additional Information contained in those registration statements, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and during the term of this Agreement, such documents as they may be amended or supplemented shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sage Life agrees that it will notify SLDI immediately should any prospectus or Statement of Additional Information no longer comply with this provision.

         6. Licensing

         a.      Sage Life

         Sage Life is licensed as an insurance company and authorized to offer and sell Variable Products in all states in which its activities require it to be so licensed; and Sage Life has full power and authority under all applicable regulatory provisions to enter into this Agreement and carry out its obligations hereunder.

         b.       Licensing of Agents

         Sage Life shall take all reasonable steps to assure that each Dual Representative is appointed and licensed to sell Sage Variable Products in each state in which such Dual Representative is required to be licensed.

         c.       Maintenance of Licenses

         Sage Life agrees to maintain all of the above licenses in effect during the term of this Agreement and thereafter to the extent required for Sage Life and any Dual Representatives to carry out their activities hereunder and to receive any continuing compensation payable in connection with the Variable Products offered and sold under the terms of this Agreement.


         7.       Disciplinary History

         None of Sage Life or any of its associated persons has been:

         a. named in any action by any regulatory or governmental authority affecting its license to sell insurance, its ability to act as an insurance agent or that must be disclosed to customers and has not been disclosed on an Exhibit to this Agreement, and no action is currently pending or threatened that if concluded adversely to any of such persons would result in any restriction or limitation on their respective licenses or their ability to act as a regulated person or which would require disclosure to customers;

         b.     convicted of any felony; or

         c. convicted of any misdemeanor that involves the taking of property or the providing of false information;

         and no action has been filed or threatened against any of such parties alleging any such activity;

         8.     Notification

         Sage Life shall notify SLDI immediately if

         a. any action is brought against Sage Life or any of its Associated Persons seeking to revoke or suspend any of their respective qualifications or licenses to offer and sell insurance in any jurisdiction in which they are currently licensed or qualified; or

         b. Sage Life receives notice of the filing of any action that, if concluded adversely to it, would result in a change to any of the representations listed above.

         9.     Advertising and Sales Materials

         Neither Sage Life nor any of its agents, employees or associated persons shall use any advertising, sales literature, marketing materials, performance data, promotional materials or other written document or communication with any customer, any insurance agency, agent or broker-dealer or any other member of the public, that uses the name of SLDI unless those materials have been approved, in advance, by SLDI and unless those materials have been filed and approved by the insurance regulator of every state in which such filing and approval is required.

         10.      Best Efforts

          At all times during the term of this Agreement, Sage Life shall use its best judgment and effort in carrying out its obligations hereunder and shall comply with all of its representations, warranties, obligations and duties contained in this Agreement.

                          ARTICLE IV - INDEMNIFICATION

Each party shall indemnify and hold harmless the other and each person who controls or is associated with the indemnified party within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which the indemnified party and/or any such person may become subject, under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise from the acts or omissions of the indemnifying party.


                             ARTICLE V - TERMINATION

This Agreement shall terminate by either party, with or without cause, upon thirty (30) days written notice and immediately, upon notice of a breach of this Agreement.


                           ARTICLE VI - MISCELLANEOUS

A. EFFECTIVE DATE AND BINDING EFFECT

This Agreement shall be effective as of the date SLDI's application for membership in the NASD is granted and it is fully registered as a broker-dealer with the SEC and with all states in which its activities require it to be so registered. This Agreement will continue in effect until terminated as provided in Article V, except that the provisions concerning complaints in Article II, the representations and warranties in Article HI and the provisions for indemnification in Article IV, shall continue after the termination of this Agreement.

B. ASSIGNMENT AND BINDING EFFECT

This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto; provided, however, that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

C. AMENDMENT

Any change in the terms or provisions of this Agreement shall be by written agreement between Sage Life and SLDI.

D. CUMULATIVE RIGHTS, REMEDIES

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

E        NOTICES

All notices hereunder are to be made in writing and shall be given:

                  to Sage Life at:

                      Sage Life Assurance of America, Inc.
                      969 High Ridge Road, Suite 200
                      Stamford, CT 06905
                      Attention:   Mr. Mitchell R. Katcher, President & CEO

                 to SLDI at:

                      SL Distributors, Inc.
                      969 High Ridge Road, Suite 200
                      Stamford, CT 06905
                      Attn:   Mr. James F. Bronsdon, President

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

F. INTERPRETATION; JURISDICTION

This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Connecticut without giving effect to principles of conflict of laws.

G. SEVERABILITY

This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

H. SECTION AND OTHER READINGS

The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

I. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

J. REGULATION

This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the Regulations and the rules and regulations of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified below.

SAGE LIFE INSURANCE OF AMERICA, INC.

By: /s/MITCHELL R. KATCHER

Name:    Mitchell R. Katcher

Title:   President and Chief Executive Officer

Date:    August 22, 2003



SL DISTRIBUTORS, INC.

By: /s/JAMES F. BRONSDON

Name:    James F. Bronsdon

Title:   President

Date:    August 22, 2003